Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE
Feb. 6, 2019

PEABODY REPORTS EARNINGS FOR QUARTER AND YEAR ENDED DECEMBER 31, 2018

Seaborne coal segments continue to drive Peabody performance and investments;
Peabody earns $233.5 million in income from continuing operations net of income taxes, $1.97 in diluted earnings per share from continuing operations and $273.7 million in Adjusted EBITDA in the fourth quarter; Seaborne thermal segment delivers over 40% Adjusted EBITDA margins in fourth quarter and full year; Targeting 2019 sales of ~2.5 million tons from high-margin Shoal Creek Mine; Base case for North Goonyella Mine restart targets modest sales in 2019 and longwall production of ~2 million tons in 2020.

ST. LOUIS, Feb. 6 - Peabody (NYSE: BTU) today announced its fourth quarter 2018 operating results, including revenues of $1.40 billion, income from continuing operations, net of income taxes of $233.5 million, net income attributable to common stockholders of $252.6 million, diluted earnings per share from continuing operations of $1.97 and Adjusted EBITDA1 of $273.7 million.

“Peabody concluded 2018 with strong company-wide Adjusted EBITDA margins of approximately 25 percent for the full year, successful completion of what we believe to be a highly accretive acquisition, robust cash flows and share buybacks that have now surpassed $1 billion - more than 25 percent of our current market capitalization - in just 18 months,” said Peabody President and Chief Executive Officer Glenn Kellow. “Against the backdrop of favorable seaborne conditions, Peabody begins the year with a healthy balance sheet, expectations of continued strong operating cash flows and an ongoing commitment to returning cash to shareholders.”

Fourth Quarter and Full-Year 2018 Results

Revenues for the fourth quarter totaled $1.40 billion, an 8 percent decline from the prior year, reflecting 43 percent lower metallurgical volumes, primarily due to lack of production from North Goonyella, and 6 percent lower U.S. thermal volumes. These declines were partially offset by strong seaborne pricing and 6 percent higher seaborne export thermal volumes.

Fourth quarter Adjusted EBITDA totaled $273.7 million, including $4.9 million in Shoal Creek acquisition costs. Compared to the prior year, Adjusted EBITDA declined $142.5 million, with the change primarily

[1] Adjusted EBITDA, revenues per ton, costs per ton and Adjusted EBITDA margin per ton and percent, and Free Cash Flow are non-GAAP financial measures. Please refer to the tables and related notes in this press release for a reconciliation of non-GAAP financial measures.

Note: All prior year comparisons are to 2017 unless otherwise noted. Most full-year 2017 income statement measures are not comparable with full-year 2018 measures due to the adoption of fresh-start reporting as of April 1, 2017.

due to $49.0 million in costs related to the North Goonyella incident versus $73.0 million in North Goonyella contributions in the prior year.

During the quarter, Peabody increased its provision for estimated equipment losses at the North Goonyella Mine by $17.1 million. Fourth quarter income from continuing operations, net of income taxes decreased $144.5 million compared to the prior year primarily due to the impact of non-recurring 2017 gains on disposals totaling $83.1 million (excluded from Adjusted EBITDA) and a 2017 income tax benefit related to alternative minimum tax credits. These items were partially offset by an $80.3 million higher mark-to-market gain on actuarially determined liabilities primarily due to changes in discount rates and improved trends.

In addition, fourth quarter 2018 net income attributable to common stockholders totaled $252.6 million, including $27.1 million in income from discontinued operations primarily related to gains on actuarially determined liabilities. Compared to the prior year, net income attributable to common stockholders increased following the company’s preferred stock conversion into common in the first quarter 2018.

Full-year 2018 revenues modestly exceeded the prior year, even with 3 percent lower volumes, due to increased pricing for both seaborne metallurgical and thermal products. Full-year 2018 income from continuing operations, net of income taxes totaled $645.7 million and net income attributable to common stockholders totaled $544.4 million, with Adjusted EBITDA of $1.38 billion.

Segment Performance

In the fourth quarter, the seaborne thermal segment sold 3.7 million tons of export thermal coal at an average realized price of $77.42 per short ton and 1.8 million tons of domestic thermal coal under a long-term contract. In line with the company’s full-year targets, the seaborne thermal segment shipped 11.6 million tons of export thermal coal in 2018 at an average realized price of $81.60 per short ton.

Fourth quarter Adjusted EBITDA from the seaborne thermal segment rose 34 percent over the prior year, reflecting higher export pricing and volumes and improved cost performance from the Wilpinjong Mine. As a result, the seaborne thermal segment led the company in total Adjusted EBITDA contributions for both the quarter and the year, earning $137.5 million and $452.0 million, with margins of 42 percent and 41 percent, respectively.

During the fourth quarter, Peabody successfully completed its acquisition of the Shoal Creek Mine, which is now included in its seaborne metallurgical mining results.

Peabody sold 2.3 million tons of seaborne metallurgical coal in the fourth quarter at an average realized price of $131.89 per short ton. In line with its expectations for the full year, the company shipped 11.0 million tons of seaborne metallurgical coal in 2018 at an average realized price of $141.06 per short ton.

Compared to the prior year, fourth quarter seaborne metallurgical Adjusted EBITDA of $25.8 million was impacted by the idling of North Goonyella, lower sales from Millennium due to the ramp down of mining activities in advance of mine closure in the second half of 2019 and higher maintenance costs at Coppabella. Fourth quarter Adjusted EBITDA also includes December 2018 results for the Shoal Creek Mine, which were suppressed due to a required fair-value inventory adjustment on approximately 65,000 tons associated with purchase accounting treatment.

For full year 2018, Peabody’s seaborne metallurgical segment provided $441.4 million in Adjusted EBITDA contributions, which includes $58.0 million of costs associated with the North Goonyella incident.

Turning to the U.S. thermal operations, fourth quarter Adjusted EBITDA totaled $144.1 million compared to $162.1 million in the prior year, reflecting the impact of lower volumes and the roll-off of higher priced legacy sales contracts in the PRB. Peabody sold 38.1 million tons at an average realized price of $18.03 per ton in the quarter. Total U.S. thermal costs per ton of $14.24 were in line with the prior year, even with lower volumes, primarily due to favorable repair and maintenance spending across the platform.

For the full year, the U.S. thermal operations provided $575.1 million in Adjusted EBITDA contributions and earned average Adjusted EBITDA margins of 20 percent. Higher contributions from the Kayenta Mine, as well as PRB cost reductions, mitigated the impact of the roll-off of higher priced legacy sales contracts.

Balance Sheet and Cash Flow

Peabody generated fourth quarter and full year operating cash flows of $228.9 million and $1.49 billion, respectively. Capital expenditures totaled $114.5 million and $301.0 million for the quarter and full year, respectively, with approximately 80 percent of full-year investments oriented toward the company's seaborne portfolios, including the Shoal Creek acquisition. Excluding the acquisition of Shoal Creek, the company generated free cash flow of $164.5 million and $1.36 billion for the quarter and year, respectively.

Peabody repurchased $135 million of common stock in the fourth quarter and subsequently bought back an additional $75 million in January 2019. Since August 2017, the company has repurchased a total of $1.09 billion under the company’s expanded $1.5 billion share repurchase program. To date, the company has repurchased a total of 29.2 million shares under the program, representing 21 percent of shares initially outstanding on a fully converted basis.

Today, the board declared a quarterly cash dividend of $0.13 per share of the company’s common stock payable on March 6, 2019 to shareholders of record on Feb. 20, 2019. Progress on the company's share repurchase program led to increases in the quarterly dividend per share while maintaining aggregate dividend cash outflows.

Liquidity at year-end totaled $1.32 billion, including $981.9 million in cash and cash equivalents, $243.6 million of available revolver capacity and $93.6 million of accounts receivable securitization capacity.

Industry Conditions

“Underlying seaborne met and thermal coal conditions remain quite positive and the pace of U.S. coal-fueled power plant retirements is expected to substantially ease in 2019, even as macro concerns of slowing global GDP growth, trade issues and easing commodity prices create cause for caution,” said Peabody Executive Vice President and Chief Financial Officer Amy Schwetz.

Continued tightness in seaborne thermal supply-demand dynamics in 2018 contributed to ongoing strength in the 6,000-specification Newcastle thermal price. The fourth quarter average prompt Newcastle thermal price eased 10 percent from the third quarter 2018 to $105 per tonne. The spread between the 6,000 Newcastle specification product and the lower-quality 5,500 product tightened to an average of approximately $42 per tonne in the fourth quarter compared to an average of approximately $48 per tonne in the third quarter.

The ongoing importance of the Asia/Pacific region was again highlighted in 2018. Despite import restrictions enacted by the Chinese government, Chinese thermal coal imports rose approximately 16 million tonnes in 2018, as domestic supply was outpaced by increased domestic power consumption, which grew at the highest rate since 2011. India thermal coal imports increased 18 percent to 167 million tonnes as rising domestic coal production fell short of continued strong domestic demand. In addition, ASEAN nations expanded imports by 19 million tonnes in 2018 to support ongoing urbanization. Globally, coal-fueled power plants continue to be built, with approximately 56 gigawatts of new capacity added in 2018, with another some 60 gigawatts of additional capacity expected to come online in 2019.

On the supply-side, lower-quality Indonesia exports rose 39 million tonnes in 2018 over the prior year primarily in response to increased demand from China and India. Both Australian and U.S. thermal coal exports remained strong, up 4 percent and an estimated 34 percent, respectively, year-over-year.

Turning to metallurgical coal, premium hard coking coal spot pricing remained high in the fourth quarter, averaging $221 per tonne. The fourth quarter index settlement price for premium hard coking coal was $212 per tonne compared to $192 per tonne in the prior year. Pricing for the low-vol PCI product also continued its strength, with a fourth quarter benchmark settlement of $139 per tonne compared to $127.50 per tonne in the prior year. Looking ahead to the first quarter 2019, the low-vol PCI benchmark price was set at $141 per tonne.

Seaborne metallurgical coal supply/demand balance remains favorable. India continues to demand metallurgical coal to meet its steel making needs, with metallurgical coal imports rising 5 percent in 2018 over the prior year. However, Chinese metallurgical coal imports eased 5 million tonnes due to an increased reliance on domestic supplies and scrap steel usage. Increased steel production from ASEAN nations also continues to support seaborne metallurgical coal demand.

Even with continued strength in pricing, supply growth remains muted with metallurgical exports from Australia and the U.S. rising 7 million tonnes and an estimated 4 million tonnes, respectively in 2018.

Within the U.S., a mix of higher seasonal demand, increased fourth quarter natural gas prices and ongoing strength in exports resulted in continued stockpile reductions despite substantial plant retirements in 2018.

Total U.S. electricity generation rose 4 percent in 2018, while coal demand fell 4 percent. However, a 16 million ton decline in total U.S. coal production and an estimated 18 million ton increase in U.S. thermal exports led to utility coal stockpiles falling 37 million tons since 2017, reaching the lowest levels since 2005. As a result of continued strength in seaborne thermal coal pricing, the Illinois Basin is forecasted to be the largest thermal exporting region in the United States.

Outlook and Priorities

“As we begin 2019, we do so with a focus on enhancing shareholder value through successfully integrating the highly accretive Shoal Creek Mine into our seaborne metallurgical operations, accelerating a safe return to operations at North Goonyella, advancing attractive mine life extension projects in seaborne segments and remaining committed to our focus on value over volume,” said President and Chief Executive Officer Glenn Kellow. “We expect to accomplish each of these while still maintaining our commitment to returning cash to shareholders.”

Seaborne Thermal Coal

Peabody is continuously looking at opportunities to optimize its portfolio and generate returns for its shareholders. With respect to the company’s seaborne thermal segment, Peabody is pursuing life extension projects to maintain its export thermal coal volumes at both Wambo and Wilpinjong.

As previously announced, the company continues to advance an unincorporated joint venture with Glencore to extend the life of Peabody’s Wambo open cut mine. The United Wambo Joint Venture provides Peabody with access to stratified reserves and extends one of its high-quality thermal coal mines, while also improving productivity and enhancing blending capabilities. The joint venture is expected to commence production in early 2020.

In addition, Peabody is progressing with its Wilpinjong extension project, which extends the life of its low-cost Wilpinjong Mine to 2030 while providing substantial returns with a rapid payback period. The extension project allows Peabody to continue to access seaborne demand centers while meeting the requirements of its long-term domestic contract.

Peabody expects to invest approximately $100 million over each of the next two years related to both the Wambo joint venture and the Wilpinjong extension project.

In total, the company is targeting to sell between 11.5 million and 12.5 million tons of export thermal coal in 2019, with 60 to 70 percent of higher-quality Newcastle 6,000 specification volumes and the remainder closer to a 5,500 API5 product.

Seaborne Metallurgical Coal

Peabody’s seaborne metallurgical segment is evolving with the planned closure of the Millennium Mine in 2019 and the addition of a full year of contribution from the Shoal Creek hard coking coal mine. Looking forward, the company is targeting higher metallurgical coal volumes beginning in 2020 with the planned return to normal mining activities at North Goonyella early next year.

Peabody completed its purchase of the Shoal Creek Mine for $387 million in December 2018, and full integration of the mine into Peabody’s operations is well under way. The acquisition includes the well-capitalized operations and excludes legacy liabilities other than reclamation.

In 2019, Peabody expects the Shoal Creek Mine to ship approximately 2.5 million short tons of high-vol A metallurgical coal to Asian and Atlantic steel customers. Peabody expects sustaining capital investments of approximately $20 million and $10 million in 2019 and 2020, respectively. Shoal Creek’s costs are expected to range between $85 and $95 per ton, including barge and port fees, and are reflected in the company’s full-year 2019 seaborne metallurgical guidance targets.

In line with the company’s previously announced plans, the Millennium Mine will deplete its mineable reserves in 2019. In 2018, the mine shipped 2.4 million tons of metallurgical coal, and the mine is expected to ship just over half a million tons in 2019. Millennium’s costs typically average in the upper part of the company’s seaborne metallurgical guidance range.

Peabody is also continuing to evaluate opportunities at its Moorvale Mine to utilize existing infrastructure to mine an adjoining lease to the south in order to extend the life of that mine beyond 2025.

With regard to the company’s North Goonyella Mine, Peabody has now identified a base case that targets limited continuous-miner volumes in 2019 with longwall production beginning to ramp up in early 2020. The base case contemplates approximately 2 million tons of sales from North Goonyella in 2020.

As part of Peabody’s recovery plan for North Goonyella, the team is executing a multi-phased re-ventilation and re-entry project targeted to commence in the first quarter 2019. The stage-gate approach provides an opportunity to periodically re-evaluate progress, costs and investments.

At this time, Peabody expects idling and project costs to average $30 to $35 million per quarter in 2019, with first quarter costs expected to come in above the high-end of that range. The company is targeting approximately $110 million in capital for North Goonyella, including previously planned new longwall equipment. In addition, the company expects cash outlays associated with leased equipment settlements. Peabody also is anticipating recovery of $125 million in insurance proceeds in 2019. Peabody will continue to provide periodic updates on North Goonyella on PeabodyEnergy.com.

U.S. Thermal Operations

Peabody continues to emphasize value over volume and is targeting lower 2019 U.S. sales volumes relative to 2018 in the face of lower domestic demand. Peabody expects to reduce production and sales of higher-quality and higher-cost coal from its North Antelope Rochelle Mine by 10 million tons. With this reduction, the company enters 2019 with approximately 90 to 95 percent of PRB volumes priced.

In the Midwest, Peabody is easing production across several complexes. Western segment volumes are expected to decline year over year in line with actions involving the announced closure of the Navajo Generating Station (NGS) by year-end 2019. Peabody’s base case is that the Kayenta Mine’s production and sales are expected to cease in the third quarter given plant inventory levels.

The owners of NGS are contractually obligated to fund a portion of the reclamation and retiree healthcare liabilities associated with the Kayenta Mine. Peabody has been and will continue to accelerate cash collections from the owners of NGS in 2018 and 2019.

Financial Approach and Capital Allocation

Peabody continues to employ its stated financial approach of generating cash, maintaining financial strength, investing wisely and returning cash to shareholders with an emphasis on the following components:

•	Generate Cash: The company is focused on managing costs and maximizing revenue potential from all operations, with a particular emphasis on value over volume.

•
Maintain Financial Strength: Peabody has identified liquidity and gross debt balance targets and routinely re-evaluates those targets based on changing business needs. The company is maintaining its liquidity target of $800 million as well as its gross debt target of $1.2 billion to $1.4 billion. Consistent with the company’s holistic approach towards liability management, Peabody reduced total liabilities by $553.3 million in 2018, reflecting lower debt, timely reclamation and substantial declines in postretirement benefits.

•
Invest Wisely: The company continues to evaluate all internal and external investment opportunities through a set of strict filters that include: maintaining financial strength; generating returns above the cost of capital; providing a reasonable payback period; being positioned within the company’s core regions and/or seaborne demand centers; offering tangible synergies; and creating significant value for our shareholders. Peabody is targeting 2019 capital investments of $375 million to $425 million.

•
Return Cash to Shareholders: Over the past 18 months, Peabody has returned $1.14 billion in cash to its shareholders through share buybacks and the initiation of a quarterly dividend. The company has more than $400 million remaining under its current share repurchase authorization program, which it intends to continue to execute upon in 2019.

Today’s earnings call is scheduled for 10 a.m. CST and will be accompanied by a presentation available at PeabodyEnergy.com.

Peabody (NYSE: BTU) is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. Peabody offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, sustainability, leadership, customer focus, integrity, excellence and people. For further information, visit PeabodyEnergy.com.

Contact:
Investors
Julie Gates
314.342.4336

Media
Michelle Constantine
314.342.4347

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Dec. 31, 2018 and 2017

(In Millions, Except Per Share Data)
	Successor
	Quarter Ended Dec. 31, 2018	Quarter Ended Dec. 31, 2017

Tons Sold	46.2	49.8

Revenues	$1,397.1	$1,517.1
Operating Costs and Expenses (1)	1,021.0	1,085.7
Depreciation, Depletion and Amortization	175.9	178.8
Asset Retirement Obligation Expenses	15.1	18.9
Selling and Administrative Expenses	38.4	37.9
Acquisition Costs Related to Shoal Creek	4.9	—
Other Operating (Income) Loss:
Net Loss (Gain) On Disposals	1.6	(83.1)
Provision for North Goonyella Equipment Loss	17.1	—
Income from Equity Affiliates	(3.7)	(22.8)
Operating Profit	126.8	301.7
Interest Expense	36.5	35.9
Loss on Early Debt Extinguishment	—	8.0
Interest Income	(9.3)	(2.1)
Net Periodic Benefit Costs, Excluding Service Cost	4.5	8.7
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(125.5)	(45.2)
Income from Continuing Operations Before Income Taxes	220.6	296.4
Income Tax Benefit	(12.9)	(81.6)
Income from Continuing Operations, Net of Income Taxes	233.5	378.0
Income (Loss) from Discontinued Operations, Net of Income Taxes	27.1	(13.4)
Net Income	260.6	364.6
Less: Series A Convertible Preferred Stock Dividends	—	40.9
Less: Net Income Attributable to Noncontrolling Interests	8.0	6.3
Net Income Attributable to Common Stockholders	$252.6	$317.4

Adjusted EBITDA (2)	$273.7	$416.2

Diluted EPS - Income from Continuing Operations (3)(4)	$1.97	$2.47

Diluted EPS - Net Income Attributable to Common Stockholders (3)	$2.20	$2.37

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(3)
Diluted EPS is calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 114.7 million and 106.5 million for the quarter ended December 31, 2018 and 2017, respectively, and excluded weighted average shares outstanding related to the participating securities of 27.3 million for the quarter ended December 31, 2017.

(4)	Reflects income from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Operations (Unaudited)
For the Years Ended Dec. 31, 2018 and 2017

(In Millions, Except Per Share Data)
	Successor		Predecessor
	Year Ended Dec. 31, 2018	Apr. 2 through Dec. 31, 2017	Jan. 1 through Apr. 1, 2017
Tons Sold	186.7	145.4	46.1

Revenues	$5,581.8	$4,252.6	$1,326.2
Operating Costs and Expenses (1)	4,072.6	3,052.7	950.2
Depreciation, Depletion and Amortization	679.0	521.6	119.9
Asset Retirement Obligation Expenses	53.0	41.2	14.6
Selling and Administrative Expenses	158.1	106.3	36.3
Acquisition Costs Related to Shoal Creek	7.4	—	—
Other Operating (Income) Loss:
Net Gain on Disposals	(48.2)	(84.0)	(22.8)
Asset Impairment	—	—	30.5
Provision for North Goonyella Equipment Loss	66.4	—	—
Income from Equity Affiliates	(68.1)	(49.0)	(15.0)
Operating Profit	661.6	663.8	212.5
Interest Expense	149.3	119.7	32.9
Loss on Early Debt Extinguishment	2.0	20.9	—
Interest Income	(33.6)	(5.6)	(2.7)
Net Periodic Benefit Costs, Excluding Service Cost	18.1	21.9	14.4
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(125.5)	(45.2)	—
Reorganization Items, Net	(12.8)	—	627.2
Income (Loss) from Continuing Operations Before Income Taxes	664.1	552.1	(459.3)
Income Tax Provision (Benefit)	18.4	(161.0)	(263.8)
Income (Loss) from Continuing Operations, Net of Income Taxes	645.7	713.1	(195.5)
Income (Loss) from Discontinued Operations, Net of Income Taxes	18.1	(19.8)	(16.2)
Net Income (Loss)	663.8	693.3	(211.7)
Less: Series A Convertible Preferred Stock Dividends	102.5	179.5	—
Less: Net Income Attributable to Noncontrolling Interests	16.9	15.2	4.8
Net Income (Loss) Attributable to Common Stockholders	$544.4	$498.6	$(216.5)

Adjusted EBITDA (2)	$1,379.3	$1,145.3	$341.3

Diluted EPS - Income (Loss) from Continuing Operations (3)(4)	$4.28	$3.81	$(10.93)

Diluted EPS - Net Income (Loss) Attributable to Common Stockholders (3)	$4.43	$3.67	$(11.81)

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(3)
Diluted EPS is calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 121.0 million and 102.5 million for the year ended December 31, 2018 and the period April 2 through December 31, 2017, respectively, and excluded weighted average shares outstanding related to the participating securities of 2.1 million and 33.5 million, respectively. Weighted average diluted shares outstanding were 18.3 million for the period January 1 through April 1, 2017.

(4)	Reflects income (loss) from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters and Years Ended Dec. 31, 2018 and 2017

	Successor		Successor		Predecessor	Combined
	Quarter Ended Dec. 31, 2018	Quarter Ended Dec. 31, 2017	Year Ended Dec. 31, 2018	Apr. 2 through Dec. 31, 2017	Jan. 1 through Apr. 1, 2017	Year Ended Dec. 31, 2017
Tons Sold (In Millions)
Powder River Basin Mining Operations	30.0	31.8	120.3	94.0	31.0	125.0
Midwestern U.S. Mining Operations	4.6	4.5	18.9	14.0	4.5	18.5
Western U.S. Mining Operations	3.5	4.1	14.7	11.3	3.4	14.7
Total U.S. Thermal Mining Operations	38.1	40.4	153.9	119.3	38.9	158.2
Seaborne Metallurgical Mining Operations	2.3	4.0	11.0	9.5	2.2	11.7
Seaborne Thermal Mining Operations	5.5	4.8	19.1	14.6	4.6	19.2
Corporate and Other	0.3	0.6	2.7	2.0	0.4	2.4
Total	46.2	49.8	186.7	145.4	46.1	191.5

Revenue Summary (In Millions)
Powder River Basin Mining Operations	$340.3	$392.4	$1,424.8	$1,178.7	$394.3	$1,573.0
Midwestern U.S. Mining Operations	193.3	189.7	801.0	592.3	193.2	785.5
Western U.S. Mining Operations	152.6	159.6	592.0	440.7	149.7	590.4
Total U.S. Thermal Mining Operations	686.2	741.7	2,817.8	2,211.7	737.2	2,948.9
Seaborne Metallurgical Mining Operations	299.0	517.3	1,553.0	1,221.0	328.9	1,549.9
Seaborne Thermal Mining Operations	325.3	267.5	1,099.2	772.5	224.8	997.3
Corporate and Other	86.6	(9.4)	111.8	47.4	35.3	82.7
Total	$1,397.1	$1,517.1	$5,581.8	$4,252.6	$1,326.2	$5,578.8

Total Reporting Segment Costs Summary (In Millions) (1)
Powder River Basin Mining Operations	$280.5	$311.1	$1,140.3	$899.9	$302.6	$1,202.5
Midwestern U.S. Mining Operations	160.0	161.3	655.8	467.9	143.2	611.1
Western U.S. Mining Operations	101.6	107.2	446.6	308.9	99.7	408.6
Total U.S. Thermal Mining Operations	542.1	579.6	2,242.7	1,676.7	545.5	2,222.2
Seaborne Metallurgical Mining Operations	273.2	317.4	1,111.6	806.1	219.3	1,025.4
North Goonyella Costs	49.0	—	58.0	—	—	—
Seaborne Metallurgical Mining Operations, excluding North Goonyella Costs	224.2	317.4	1,053.6	806.1	219.3	1,025.4
Seaborne Thermal Mining Operations	187.8	164.6	647.2	465.9	149.2	615.1
Corporate and Other	28.3	35.9	115.2	107.6	50.6	158.2
Total	$1,031.4	$1,097.5	$4,116.7	$3,056.3	$964.6	$4,020.9

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Powder River Basin Mining Operations	$59.8	$81.3	$284.5	$278.8	$91.7	$370.5
Adjusted EBITDA - Midwestern U.S. Mining Operations	33.3	28.4	145.2	124.4	50.0	174.4
Adjusted EBITDA - Western U.S. Mining Operations	51.0	52.4	145.4	131.8	50.0	181.8
Adjusted EBITDA - Total U.S. Thermal Mining Operations	144.1	162.1	575.1	535.0	191.7	726.7
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	25.8	199.9	441.4	414.9	109.6	524.5
North Goonyella Costs	49.0	—	58.0	—	—	—
Adjusted EBITDA - Seaborne Metallurgical Mining Operations, excluding North Goonyella Costs	74.8	199.9	499.4	414.9	109.6	524.5
Adjusted EBITDA - Seaborne Thermal Mining Operations	137.5	102.9	452.0	306.6	75.6	382.2
Resource Management Results (2)	1.9	0.9	44.7	2.5	2.9	5.4
Selling and Administrative Expenses	(38.4)	(37.9)	(158.1)	(106.3)	(36.3)	(142.6)
Acquisition Costs Related to Shoal Creek	(4.9)	—	(7.4)	—	—	—
Other Operating Costs, Net (3)	7.7	(11.7)	31.6	(7.4)	(2.2)	(9.6)
Adjusted EBITDA (1)	$273.7	$416.2	$1,379.3	$1,145.3	$341.3	$1,486.6

Note: See footnote explanations on following page

Supplemental Financial Data (Unaudited)
For the Quarters and Years Ended Dec. 31, 2018 and 2017

		Successor		Successor		Predecessor	Combined
		Quarter Ended Dec. 31, 2018	Quarter Ended Dec. 31, 2017	Year Ended Dec. 31, 2018	Apr. 2 through Dec. 31, 2017	Jan. 1 through Apr. 1, 2017	Year Ended Dec. 31, 2017
Revenues per Ton - Mining Operations (4)
	Powder River Basin	$11.35	$12.34	$11.84	$12.54	$12.70	$12.58
	Midwestern U.S.	42.53	42.21	42.44	42.45	42.96	42.58
	Western U.S.	43.26	39.12	40.20	38.75	44.68	40.10
	Total U.S. Thermal	18.03	18.38	18.31	18.54	18.96	18.64
	Seaborne Metallurgical	131.89	127.14	141.06	128.14	150.22	132.29
	Seaborne Thermal	58.80	55.22	57.58	52.84	48.65	51.83

Costs per Ton - Mining Operations (4)(5)
	Powder River Basin	$9.36	$9.78	$9.47	$9.57	$9.75	$9.62
	Midwestern U.S.	35.21	35.89	34.75	33.53	31.84	33.13
	Western U.S.	28.80	26.28	30.33	27.16	29.76	27.75
	Total U.S. Thermal	14.24	14.36	14.57	14.06	14.03	14.05
	Seaborne Metallurgical	120.57	78.03	100.97	84.60	100.16	87.52
	North Goonyella Costs	21.62	—	5.27	—	—	—
	Seaborne Metallurgical Mining Operations, excluding North Goonyella Costs	98.95	78.03	95.70	84.60	100.16	87.52
	Seaborne Thermal	33.91	33.98	33.90	31.87	32.27	31.97

Adjusted EBITDA Margin per Ton - Mining Operations (4)(5)
	Powder River Basin	$1.99	$2.56	$2.37	$2.97	$2.95	$2.96
	Midwestern U.S.	7.32	6.32	7.69	8.92	11.12	9.45
	Western U.S.	14.46	12.84	9.87	11.59	14.92	12.35
	Total U.S. Thermal	3.79	4.02	3.74	4.48	4.93	4.59
	Seaborne Metallurgical	11.32	49.11	40.09	43.54	50.06	44.77
	North Goonyella Costs	21.62	—	5.27	—	—	—
	Seaborne Metallurgical Mining Operations, excluding North Goonyella Costs	32.94	49.11	45.36	43.54	50.06	44.77
	Seaborne Thermal	24.89	21.24	23.68	20.97	16.38	19.86

(1)
Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(2)
Includes gains (losses) on certain surplus coal reserve and surface land sales, property management costs and revenues, the Q3 2018 gain of $20.5 million on the sale of surplus coal resources associated with the Millennium Mine and the Q1 2018 gain of $20.6 million on the sale of certain surplus land assets in Queensland's Bowen Basin.

(3)
Includes income from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference), trading and brokerage activities, costs associated with post-mining activities, certain coal royalty expenses, minimum charges on certain transportation-related contracts, the Q1 2018 gain of $7.1 million recognized on the sale of our interest in the Red Mountain Joint Venture and the Q1 2017 gain of $19.7 million recognized on the sale of Dominion Terminal Associates.

(4)
Revenues per Ton, Costs per Ton and Adjusted EBITDA Margin per Ton are metrics used by management to measure each of our mining segment’s operating performance. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis to be operating/statistical measures; however, we include reconciliations of the related non-GAAP financial measures (Adjusted EBITDA and Total Reporting Segment Costs) in the “Reconciliation of Non-GAAP Financial Measures” section in this document.

(5)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; provision for North Goonyella equipment loss; amortization of fresh start reporting adjustments related to coal inventory revaluation and take-or-pay contract-based intangibles; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Dec. 31, 2018 and 2017

(Dollars In Millions)

	(Unaudited)
	Dec. 31, 2018	Dec. 31, 2017
Cash and Cash Equivalents	$981.9	$1,012.1
Restricted Cash	—	40.1
Accounts Receivable, Net	450.4	552.1
Inventories	280.2	291.3
Other Current Assets	243.1	294.4
Total Current Assets	1,955.6	2,190.0
Property, Plant, Equipment and Mine Development, Net	5,207.0	5,111.9
Collateral Arrangements	—	323.1
Investments and Other Assets	212.6	470.6
Deferred Income Taxes	48.5	85.6
Total Assets	$7,423.7	$8,181.2

Current Portion of Long-Term Debt	$36.5	$42.1
Accounts Payable and Accrued Expenses	1,022.0	1,202.8
Total Current Liabilities	1,058.5	1,244.9
Long-Term Debt, Less Current Portion	1,330.5	1,418.7
Deferred Income Taxes	9.7	5.4
Asset Retirement Obligations	686.4	657.0
Accrued Postretirement Benefit Costs	547.7	730.0
Other Noncurrent Liabilities	339.3	469.4
Total Liabilities	3,972.1	4,525.4

Series A Convertible Preferred Stock	—	576.0
Common Stock	1.4	1.0
Additional Paid-in Capital	3,304.7	2,590.3
Treasury Stock	(1,025.1)	(175.9)
Retained Earnings	1,074.5	613.6
Accumulated Other Comprehensive Income	40.1	1.4
Peabody Energy Corporation Stockholders' Equity	3,395.6	3,606.4
Noncontrolling Interests	56.0	49.4
Total Stockholders' Equity	3,451.6	3,655.8
Total Liabilities and Stockholders' Equity	$7,423.7	$8,181.2

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Dec. 31, 2018 and 2017

(Dollars In Millions)
	Successor
	Quarter Ended Dec. 31, 2018	Quarter Ended Dec. 31, 2017
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$233.1	$504.1
Net Cash Used in Discontinued Operations	(4.2)	(4.4)
Net Cash Provided by Operating Activities	228.9	499.7
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(114.5)	(98.0)
Changes in Accrued Expenses Related to Capital Expenditures	7.1	14.4
Proceeds from Disposal of Assets, Net of Receivables	7.4	12.7
Acquisition of Shoal Creek Mine	(387.4)	—
Contributions to Joint Ventures	(117.1)	(95.8)
Distributions from Joint Ventures	128.7	99.0
(Advances to) Repayment of Loans From Related Parties	(8.2)	1.1
Cash Receipts from Middlemount Coal Pty Ltd	25.6	12.9
Other, Net	6.6	(4.8)
Net Cash Used in Investing Activities	(451.8)	(58.5)
Cash Flows From Financing Activities
Repayments of Long-Term Debt	(12.0)	(209.7)
Payment of Deferred Financing Costs	—	(4.7)
Common Stock Repurchases	(135.1)	(106.5)
Repurchase of Employee Common Stock Relinquished for Tax Withholding	—	(0.2)
Dividends Paid	(15.0)	—
Other, Net	—	(0.2)
Net Cash Used in Financing Activities	(162.1)	(321.3)
Net Change in Cash, Cash Equivalents and Restricted Cash	(385.0)	119.9
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,402.4	950.3
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,017.4	$1,070.2

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Years Ended Dec. 31, 2018 and 2017

(Dollars In Millions)
	Successor		Predecessor	Combined
	Year Ended Dec. 31, 2018	Apr. 2 through Dec. 31, 2017	Jan. 1 through Apr. 1, 2017	Year Ended Dec. 31, 2017

Cash Flows From Operating Activities
Net Cash Provided by (Used in) Continuing Operations	$1,516.9	$832.2	$(804.8)	$27.4
Net Cash Used in Discontinued Operations	(27.2)	(18.8)	(8.2)	(27.0)
Net Cash Provided by (Used in) Operating Activities	1,489.7	813.4	(813.0)	0.4

Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(301.0)	(166.6)	(32.8)	(199.4)
Changes in Accrued Expenses Related to Capital Expenditures	0.1	16.2	(1.4)	14.8
Federal Coal Lease Expenditures	(0.5)	—	(0.5)	(0.5)
Proceeds from Disposal of Assets, Net of Receivables	76.4	17.9	24.3	42.2
Investment in Equity Securities	(10.0)	—	—	—
Acquisition of Shoal Creek Mine	(387.4)	—	—	—
Contributions to Joint Ventures	(475.3)	(305.8)	(95.4)	(401.2)
Distributions from Joint Ventures	483.7	307.0	90.5	397.5
Advances to Related Parties	(13.8)	(3.0)	(0.4)	(3.4)
Cash Receipts from Middlemount Coal Pty Ltd	106.7	48.1	32.7	80.8
Other, Net	3.8	(7.2)	(1.9)	(9.1)
Net Cash (Used in) Provided by Investing Activities	(517.3)	(93.4)	15.1	(78.3)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	—	1,000.0	1,000.0
Repayments of Long-Term Debt	(85.0)	(541.8)	(2.1)	(543.9)
Payment of Deferred Financing Costs	(21.2)	(10.8)	(45.4)	(56.2)
Common Stock Repurchases	(834.7)	(175.7)	—	(175.7)
Repurchase of Employee Common Stock Relinquished for Tax Withholding	(14.5)	(0.2)	(0.1)	(0.3)
Dividends Paid	(59.6)	—	—	—
Distributions to Noncontrolling Interests	(10.3)	(16.7)	(0.1)	(16.8)
Other, Net	0.1	(0.2)	—	(0.2)
Net Cash (Used in) Provided by Financing Activities	(1,025.2)	(745.4)	952.3	206.9
Net Change in Cash, Cash Equivalents and Restricted Cash	(52.8)	(25.4)	154.4	129.0
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,070.2	1,095.6	941.2	941.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,017.4	$1,070.2	$1,095.6	$1,070.2

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Dec. 31, 2018 and 2017

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Successor
	Quarter Ended Dec. 31, 2018	Quarter Ended Dec. 31, 2017

Income from Continuing Operations, Net of Income Taxes	$233.5	$378.0
Depreciation, Depletion and Amortization	175.9	178.8
Asset Retirement Obligation Expenses	15.1	18.9
Provision for North Goonyella Equipment Loss	17.1	—
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	3.8	(9.6)
Interest Expense	36.5	35.9
Loss on Early Debt Extinguishment	—	8.0
Interest Income	(9.3)	(2.1)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(125.5)	(45.2)
Gain on Disposal of Reclamation Liability	—	(31.2)
Gain on Disposal of Burton Mine	—	(52.2)
Unrealized (Gains) Losses on Economic Hedges	(54.6)	21.6
Unrealized (Gains) Losses on Non-Coal Trading Derivative Contracts	(0.7)	3.0
Fresh Start Take-or-Pay Contract-Based Intangible Recognition	(5.2)	(6.1)
Income Tax Benefit	(12.9)	(81.6)

Adjusted EBITDA (1)	$273.7	$416.2

(1)
Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.

	Successor
	Quarter Ended Dec. 31, 2018	Quarter Ended Dec. 31, 2017
Operating Costs and Expenses	$1,021.0	$1,085.7
Unrealized Gains (Losses) on Non-Coal Trading Derivative Contracts	0.7	(3.0)
Fresh Start Take-or-Pay Contract-Based Intangible Recognition	5.2	6.1
Net Periodic Benefit Costs, Excluding Service Cost	4.5	8.7

Total Reporting Segment Costs (2)	$1,031.4	$1,097.5

(2)
Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.

	Successor
	Quarter Ended Dec. 31, 2018	Quarter Ended Dec. 31, 2017

Net Cash Provided by Operating Activities	$228.9	$499.7
Net Cash Used in Investing Activities	(451.8)	(58.5)
Add Back: Acquisition of Shoal Creek Mine	387.4	—

Free Cash Flow (3)	$164.5	$441.2

(3)
Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Years Ended Dec. 31, 2018 and 2017

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Successor		Predecessor
	Year Ended Dec. 31, 2018	Apr. 2 through Dec. 31, 2017	Jan. 1 through Apr. 1, 2017

Income (Loss) from Continuing Operations, Net of Income Taxes	$645.7	$713.1	$(195.5)
Depreciation, Depletion and Amortization	679.0	521.6	119.9
Asset Retirement Obligation Expenses	53.0	41.2	14.6
Asset Impairment	—	—	30.5
Provision for North Goonyella Equipment Loss	66.4	—	—
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(18.3)	(17.3)	(5.2)
Interest Expense	149.3	119.7	32.9
Loss on Early Debt Extinguishment	2.0	20.9	—
Interest Income	(33.6)	(5.6)	(2.7)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(125.5)	(45.2)	—
Reorganization Items, Net	(12.8)	—	627.2
Gain on Disposal of Reclamation Liability	—	(31.2)	—
Gain on Disposal of Burton Mine	—	(52.2)	—
Break Fees Related to Terminated Asset Sales	—	(28.0)	—
Unrealized (Gains) Losses on Economic Hedges	(18.3)	23.0	(16.6)
Unrealized Losses on Non-Coal Trading Derivative Contracts	0.7	1.5	—
Fresh Start Coal Inventory Revaluation	—	67.3	—
Fresh Start Take-or-Pay Contract-Based Intangible Recognition	(26.7)	(22.5)	—
Income Tax Provision (Benefit)	18.4	(161.0)	(263.8)

Adjusted EBITDA (1)	$1,379.3	$1,145.3	$341.3

(1)
Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.

	Successor		Predecessor
	Year Ended Dec. 31, 2018	Apr. 2 through Dec. 31, 2017	Jan. 1 through Apr. 1, 2017

Operating Costs and Expenses	$4,072.6	$3,052.7	$950.2
Break Fees Related to Terminated Asset Sales	—	28.0	—
Unrealized Losses on Non-Coal Trading Derivative Contracts	(0.7)	(1.5)	—
Fresh Start Coal Inventory Revaluation	—	(67.3)	—
Fresh Start Take-or-Pay Contract-Based Intangible Recognition	26.7	22.5	—
Net Periodic Benefit Costs, Excluding Service Cost	18.1	21.9	14.4

Total Reporting Segment Costs (2)	$4,116.7	$3,056.3	$964.6

(2)
Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.

	Successor		Predecessor
	Year Ended Dec. 31, 2018	Apr. 2 through Dec. 31, 2017	Jan. 1 through Apr. 1, 2017

Net Cash Provided by (Used in) Operating Activities	$1,489.7	$813.4	$(813.0)
Net Cash (Used in) Provided by Investing Activities	(517.3)	(93.4)	15.1
Add Back: Acquisition of Shoal Creek Mine	387.4	—	—

Free Cash Flow (3)	$1,359.8	$720.0	$(797.9)

(3)
Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

2019 Full-Year Guidance Targets

Sales Volumes (Short Tons in millions)		Quarterly North Goonyella Costs	$30 - $35 million
PRB	105 - 115	Quarterly SG&A Expense	~$40 million
ILB	17.5 - 18.5	Full-Year Capital Expenditures	$375 - $425 million
Western	11 - 12
		Interest Expense[4]	~$150 million
Seaborne Metallurgical	9.4 - 10.4
HCC[1]:	40% - 50%	Cost Sensitivities[5]
PCI[2]:	50% - 60%	$0.05 Decrease in A$ FX Rate[6]	+ ~$80 million
		$0.05 Increase in A$ FX Rate[6]	- ~$80 million
Seaborne Export Thermal	11.5 - 12.5	Fuel (+/- $10/barrel)	+/- ~$30 million
NEWC:	60% - 70%
API 5:	30% - 40%

Australia Domestic Thermal	7 - 8	2019 Priced Position (Avg. Price per Short Ton)
		PRB	$11.24
Revenues per Ton		ILB	~$42
Total U.S. Thermal	$17.10 - $18.10	Seaborne Export Thermal Volumes	~$82

Costs Per Ton (USD per Short Ton)
PRB	$9.25 - $9.75	90% - 95% of Peabody's 2019 U.S. thermal volumes are
ILB	$32 - $35	priced based on the mid-point of 2019 volume guidance
Total U.S. Thermal	$13.95 - $14.95	~4.7 million short tons of seaborne export thermal
coal priced for 2019
Seaborne Thermal[3]	$32 - $36
2020 Priced Position (Avg. Price per Short Ton)
Seaborne Metallurgical[3]	$85 - $95	~35% and ~55% of Peabody's 2020 U.S. thermal volumes are priced and committed, respectively, based on the mid-point of 2019 volume guidance
(excluding North Goonyella)

		Seaborne Export Thermal Volumes	~$75
~1.7 million short tons of seaborne export thermal coal priced for 2020

1 Peabody expects to realize ~80%-90% of the premium HCC quoted index price on a weighted average across all its products.

2 Approximately 40% of Peabody’s seaborne metallurgical PCI sales are on a spot basis, with the remainder linked to the quarterly contract. Peabody expects to realize ~80%-90% of the LV PCI benchmark for its PCI products.

3 Assumes 2019 average A$ FX rate of $0.73. Cost ranges include sales-related cost, which will fluctuate based on realized prices.

4 Interest expense includes interest on funded debt, surety bonds, commitment fees and letters of credit fees issued under the revolver and accounts receivable securitization program, and non-cash interest related to certain contractual arrangements and amortization of debt issuance costs.

5 Sensitivities reflect approximate impacts of changes in variables on financial performance. When realized, actual impacts may differ significantly.

6 As of Dec. 31, 2018, Peabody had outstanding average rate call options to manage market price volatility associated with the Australian dollar in aggregate notional amount of approximately AUD $875 million with strike price levels averaging ~$0.77 and settlement dates through Sept. 30, 2019. Sensitivities provided are relative to an assumed average A$ FX exchange rate of ~$0.71 as of Dec. 31, 2018.

Note 1: Peabody classifies its seaborne metallurgical or thermal segments based on the primary customer base and reserve type. A small portion of the coal mined by the seaborne metallurgical segment is of a thermal grade and vice versa. Peabody may market some of its metallurgical coal products as a thermal product from time to time depending on industry conditions. Per ton metrics presented are non-GAAP measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Note 2: A sensitivity to changes in seaborne pricing should consider Peabody’s estimated split of products and the weighted average discounts across all products to the applicable index prices, in addition to impacts on sales-related costs, and applicable conversions between short tons and metric tonnes as necessary.

Note 3: As of Jan. 31, 2019, Peabody had approximately 108.1 million shares of common stock outstanding. Including approximately 3.7 million shares of unvested equity awards, Peabody has approximately 111.8 million shares of common stock on a fully diluted basis.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2017, as well as additional factors we may describe from time to time in other filings with the SEC. You may get such filings for free at our website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.